Exhibit 21.1

LIST OF SUBSIDIARIES

February 11, 2021

Name of Active Subsidiary	Jurisdiction
Gemini Therapeutics Sub, Inc. (100%)	Delaware

*Percentage in parentheses indicate Gemini Therapeutics, Inc.’s ownership